EXHIBIT 10.1
                 EMPLOYMENT AGREEMENT - LAWRENCE J. CASTRIOTTA


                              EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 5th day of August, 1999 between GO RACHELS.COM, 8120 Penn Avenue South, Suite 140, Bloomington, MN 55413, (the "Company:), and Lawrence Castriotta, 24696 Tulip St. NW, Isanti, MN 55040 (the "Executive").


                                  WITNESSETH:

WHEREAS, the services of the Executive, his managerial and financial expertise, and his knowledge of the affairs of the company are of great value to the Company; and

WHEREAS, the Company deems it advantageous that it have the advantage of the services of the Executive;

NOW THEREFORE, in consideration of the mutual provisions herein contained, the parties agree as follows:

1. DUTIES: The Company hereby employs the Executive as its President and Chief Executive Officer with the powers and duties in that capacity to be those powers and duties customary to such positions in similar publicly held corporations, and the Executive hereby accepts such employment.

2. TERM OF EMPLOYMENT: The period of employment under this agreement "Period of Employment") shall be deemed to have commenced as of August 1, 1999 and shall continue for a period of two (2) year thereafter as herein provided.

The Period of Employment shall continue unless and until is ceases or is terminated sooner as provided in paragraph nine (9) ("Disability or Death"). The Company will make no public announcement of the termination of the Employee's employment without his prior consent until 30 days before the expiration of the Period of Employment.

3. COMPENSATION AND FRINGE BENEFITS: The Executive shall receive the following compensation for his services during the term of initial employment hereunder:

The Executive's base salary shall be one hundred eight thousand dollars ($108,000) per year, payable in bi-monthly installments due on the 1st and 15th day of each month, reduced by applicable withholding for federal and statement income taxes, FICA and other deductions required by law.

The base salary shall be adjusted annually to reflect the success of the Company and Executive's individual performance. Annually, this base salary shall be mutually agreed upon by Company and Executive. In the event the parties are unable to agree upon a new base salary, for any calendar year, the base salary shall automatically be adjusted from the previous years base salary to one hundred twenty five thousand dollars ($125,000) per year, and the parties shall arbitrate any further differences in accordance with section 11.

As further inducement, and in consideration of the Executive's acceptance of this agreement, the Company shall pay an automobile allowance of up to five hundred twenty five dollars ($525) per month and in addition shall pay the insurance, operating expenses and any other out-of-pocket expenses relative to the aforesaid automobile.

The Company agrees to hold the Executive harmless from any individual liability as a result of the Company's prior obligation or liability, which liability or obligations arose prior to August 1, 1999, no matter when the claim is asserted.

The Executive, if otherwise eligible, shall participate in any incentive compensation plan, pension or profit-sharing plans, stock purchase or stock option, an annuity or group insurance plan, and other benefits maintained by the

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Company for its employees or Company's subsidiary employees. If the term of initial employment hereunder terminates on a date other than the end of the Company's fiscal year, the payment which the Executive receives under the applicable executive bonus plan will be prorated based on the portion of the fiscal year prior to the termination.

4. HEALTH INSURANCE: Company shall provide executive with individual, spouse and dependent cover under the Company's Blue Cross Blue Shield group health insurance plan, or a same or similar plan to the present plan which the Company may subsequently adopt.

5. DISABILITY INSURANCE: Company shall provide Executive with individual or group disability insurance protection insuring at least 60% of the base salary to be paid to Executive under Section 3 of this agreement.

6. LIFE INSURANCE: Company shall provide Executive with life insurance on Executive's life in an amount equal to two (2) times Executive's annual base salary as provided in Section 3. Executive shall have the right to designate the beneficiary under any and all such insurance policies on his life.

7. EXPENSE REIMBURSEMENT: The Company shall reimburse the Executive for all expenses incurred by him in the performance of his duties hereunder as required by the Board of Directors, including, but not limited to, transportation expense, meals, accommodations, entertainment, and other expenses incurred in connection with business of the Company, on the same basis as such expenses have been paid in the Company.

8. STOCK OPTIONS: Company will grant to Executive one hundred thousand (100,000) shares of the Company's common stock on the date of acceptance of this agreement and an option for 100,000 additional shares at the closing bid price of the common stock on the date of acceptance of this agreement. Stock options allowing the purchase of one hundred thousand (100,000) shares shall be exercisable upon acceptance of this agreement. Stock options to purchase an additional one hundred thousand (100,000) shares shall be exercisable one hundred eighty (180) days from acceptance of this agreement and upon approval by a majority vote of the Board of Directors. In any event, said stock options shall be fully exercisable three hundred sixty five (365) days from acceptance of this agreement. Provided a lawful method exists, said stock options shall be exercisable into free trading shares (via Company's qualified employee stock option program). No event arising after acceptance of this agreement shall terminate Executive's ownership of or right to exercise said stock options for a period of five years from the date of acceptance of this agreement.

9. DISABILITY: In the event that the Executive shall be unable, or fail, to perform services pursuant to this Agreement through illness or mental or physical disability, and such failure or disability shall exist for any consecutive six-month period, the Company shall have the option to terminate this Agreement at any time that such disability or failure continues to exist by giving written notice to the Executive. Termination under this section shall not cause the Consultant to lose any ownership interest in either the common stock or stock option granted to Consultant pursuant to Section 3 and Section 8 of this agreement. The parties agree that the definition of "disability" shall be that used under the Americans for Disabilities Act.

10. SEVERANCE: In the event that either party shall determine that this agreement shall be terminated prior to its effective termination date, the Company agrees to pay the Executive a severance payment of one years salary or the salary prorated for the remaining months of the contract, whichever amount shall be greater.

11. OFFICERS AND DIRECTORS LIABILITY COVERAGE: Company will provide for the benefit of the Executive, "officers and directors insurance coverage" in an amount not less than one million dollars.

12. ARBITRATION: Any controversy or claim arising out of or relating to this Agreement or a claimed breach thereof, shall be settled by arbitration in accordance with the voluntary Labor Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In reaching his or her decision, the arbitrator shall have no authority to change, add or modify any provision of this agreement.

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13. NOTICES: Except as otherwise provided in this agreement, all notices to be given under this agreement shall be in writing and shall be deemed to have been duly given, if mail, certified mail, postage prepaid, United States mail, to the party to be notified at is address set forth as follows:

          If to Company:
          GO.RACHELS.COM
          8120 Penn Avenue South, Suite 140
          Bloomington, MN 55431

          If to Executive:
          Gregg M. Corwin & Associates
          1660 S. Hwy. 100, Suite 508E
          St. Louis Park, MN 55416

Any party may change its address by giving notice in the aforesaid manner to the other parties, and ten (10) days after giving such notice, such party's address shall be deemed to have been changed.

14. CAPTIONS, HEADINGS OR TITLES AND GENDER REFERENCES: All captions, headings or titles in the paragraphs or sections of this agreement are inserted for convenience of reference only and shall not constitute a part of this agreement nor operate as a limitation of the scope of the particular paragraphs or sections to which they apply. As used herein, reference to any Article, Paragraph, Section, Subparagraph or Subsection shall, be only with reference to an article, paragraph, section, subparagraph or subsection of this agreement unless specifically indicated otherwise. Where appropriate, the masculine gender may be read as the feminine and the neuter gender, the feminine gender may be read as the masculine gender or the neuter gender and the neuter gender may be read as the masculine gender or the feminine gender.

15. SEVERABILITY: Whenever possible, each provision of this agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this agreement is held to be invalid, illegal or unenforceable under any applicable law or rule in any jurisdiction, such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability in such jurisdiction without invalidating the remainder of this agreement in such jurisdiction or any provision hereof in any other jurisdiction.

16. COMPLETE AGREEMENT: This writing includes the entire agreement between the Company and Executive regarding this employment agreement. This agreement can only be modified with another written agreement signed by a duly authorized officer of the Company and Executive.

17. GOVERNING LAW: This agreement has been entered into in the State of Minnesota, and the validity, interpretation and legal effect shall be governed by the laws of the State of Minnesota that are applicable to contracts entered into and performed entirely within the State of Minnesota. The Minnesota courts (state and federal), only, will have jurisdiction over any controversies regarding this agreement; any action be brought in those courts, in Hennepin County, and not elsewhere.

jurisdiction over any controversies regarding this agreement; any action be brought in those courts, in Hennepin County, and not elsewhere.

IN WITNESS WHEREOF, the Company has caused this agreement to be executed by its duly authorized officer, and the Executive has hereunder set his signature as of the day and year first above written.

-------------------------------------
By:
Chairman of the Board of Directors



-------------------------------------
By: Lawrence Castriotta
Executive